Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-205929) of Cynapsus Therapeutics Inc. (the “Company”), of our report dated April 8, 2014, relating to the Company’s consolidated statement of financial position as at December 31, 2013, and the Company’s consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2013, which appear in this Annual Report on Form 10-K.

McGovern, Hurley, Cunningham, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Canada

March 9, 2016